Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, July 9, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its June project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Generative AI Agreement – on June 24th, the Company announced the launch of its Soluna Cloud business and entered into various agreements with its Strategic OEM Partner. The agreements secure its first batch of NVIDIA GPUs sustainably hosted for Generative AI workloads. The Company is eyeing up to $80M of Revenue over the next three years. See details in the 8K filing here.
●	Soluna Cloud Secured Credit Facility – on June 24th, Soluna announced that it had closed a $12.5M secured credit facility to fund the GPU contract and Soluna Cloud startup costs. See details in the press release here and Soluna’s 8K filing here.
●	Significant Reduction in Convertible Loan Note Balance – As of July 8th, Convertible Loan Note Holders have reduced their balances from $7.7M from March 31st to $4.5M by converting to Common Shares. Warrant Holders have also exercised $2.0M from March 31st. Consequently, the Company’s Common Shares Issued and Outstanding have increased from 3,921,503 as of May 9th, 2024, to 5,381,104 as of July 8th. These figures include stock grants to the Board of Directors, employees, and management.
●	AMA – The Company published responses to investor questions in its monthly AMA for May. View the responses here.

Key Project Updates:

Project Dorothy 1A (25 MW, Hosting) / Project Dorothy 1B (25 MW, Prop-Mining):

●	The onset of the Four Coincident Peak Program from June to September resulted in an increase in curtailed operations over previous months.
●	Infrastructure optimization efforts are underway to protect equipment against the severe summer heat including miner heat shielding, building insulation upgrades, and transformer fan kit installations.
●	Core network equipment upgrades have been completed in an effort to modernize adding additional capabilities and resiliency to site infrastructure.

Project Dorothy 2 (50 MW):

●	Project schedule finalized and construction is planned to mobilize by late July. Commissioning of the buildings dedicated to Bitcoin Hosting will be completed in a phased approach at 6, 9, and 12-month milestone dates.
●	Power partner’s approval process is in its final stages.
●	Spring Lane’s definitive documentation on recent financing is nearing completion.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	Fleet upgrades are underway for several customers to improve efficiency and utilize additional available capacity.
●	Infrastructure optimization efforts are also underway similar to Project Dorothy to protect against the severe summer heat including miner heat shielding, building insulation upgrades, and transformer fan kits installations.

Project Kati (166 MW):

●	ERCOT planning continues to progress with new edits made on one key study.
●	Negotiations continue with landowners for the site land leases.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023 for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com